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                                                                    EXHIBIT 11.1

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                                     YEAR ENDED JUNE 30
                                                  1998              1997
                                             ------------       -----------
Common shares outstanding at
     beginning of period                        1,600,250         1,600,250
Weighted average effect of:
     Initial public offering                    1,006,250
     Acquisition of Casper Air Service            134,369
     Conversion of notes payable                   72,128
     Acquisition of Aero Design                    36,310
     Exercise of bridge notes warrants             38,043
     Settlement of prepaid debt                     2,500
     Exercise of stock warrants                    56,366
     Assumed exercise of warrants and
          options in accordance with SEC
          requirements                            113,416           159,457
                                             ------------       -----------
     Weighted average shares outstanding        3,059,632         1,759,707
                                             ============       ===========
Net (loss)                                   $ (1,638,000)      $  (476,000)
                                             ============       ===========
Computation of net loss per common share:

     Net (loss) divided by weighted average
          shares outstanding                 $      (0.54)      $     (0.27)
                                             ============       ===========